This Warrant will be void if not exercised prior to 3 30 p.m. Los Angeles time on __________


                                                               CUSIP ___________
                               EARTHNETMEDIA, INC.
                         COMMON STOCK PURCHASE WARRANT B

THIS CERTIFIES THAT
                                                          or registered assigns,
is the owner of                                                         WARRANTS
each of which entitles the owner thereof to purchase, during the period commencing from conclusion of the Underwriting and expiring at the close of business six months thereafter, one fully paid and non-assessable share of Common Stock, par value $0.001, of EarthNetMedia, Inc., a Nevada Corporation, (hereinafter called the "Company") upon payment of the Warrant price: provided, however that the number of shares of the Company's Common Stock purchasable upon the exercise of this Warrant may be increased or reduced and the Warrant price and exercise period may be adjusted. Subject to adjustment as aforesaid. the Warrant price per share (herein called the "Warrant Price") shall be $1.75 per share if exercised. The Warrant Price is payable, upon the exercise of the Warrant, either in cash or by certified check or bank draft to the order of the Company. No adjustment shall be made for any dividends on any shares of Common Stock issuable upon exercise of this Warrant.

In the event that this Warrant is exercised in respect of less than all of such shares, a new Warrant for the remaining number of such shares will be issued on such surrender.

This Warrant is issued under and the rights represented hereby are subject to the terms and provisions provided for in the Underwriting and to all the terms and provisions of which the registered holder of this Warrant, by acceptance hereof, assents.

This Warrant is transferable at the office of the Transfer Agent by the registered holder hereof in person or by an attorney, duly authorized in writing, upon surrender of this Warrant and the payment of any transfer taxes. Upon any such transfer, a new Warrant, or new Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock will be issued to the Transferee in exchange for this Warrant.

If this Warrant shall be surrendered for exercise, within any period during which the transfer books for Common Stock of other securities purchasable upon, the exercise of this Warrant are closed, for any purpose, the Company shall not be required to make delivery of certificates for the securities purchasable upon such exercise until the date of the reopening of said transfer books.

The holder of this Warrant shall not be entitled to any of the rights of a stockholder OF the Company prior to the exercise hereof.

IN WITNESS WHEREOF, EarthNetMedia, Inc. has caused the facsimile signatures of its President and Secretary to be printed hereon and the facsimile of its corporate seal to be affixed hereunto and attested to by the Transfer Agent.

Dated: __________________________________________________

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Countersigned:
Pacific Stock Transfer Company                                     EarthNetMedia, Inc.
5844 S. Pecos Road, Suite D                                        222 Amalfi Drive
Las Vegas, NV 89120                                                Santa Monica, CA 90402

By: _____________________________________________________          By: _____________________________________________________
       Warrant Agent and Registrar Authorized Officer                                 Alie Chang, President

                                                                   By:______________________________________________________
                                                                                       Angi Ma, Secretary

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